Exhibit 10.1


                         Employment Offer
Dear Karl,

As an Offer Letter dated October 3, 2003, IDI Global Inc., (the "Company") is pleased to offer you employment. This offer is made on the following terms:

      Position - You will serve in a full-time capacity as President of Sports Media International ("SMI") effective October 2, 2003 for a period of one year. You will be located in New York, New York for the term of this agreement. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company. You will also be a member of the Board (as defined below).

      Salary - Your target annual cash compensation, including base salary, will be determined by the Board of Directors of SMI (the "Board"), which salary is to be determined by yourself and by the Board Members which you have selected to administer the affairs of SMI. A majority of the members of the Board shall be designated by you and the Company agrees to vote its stock in support of such designees. The exact requirements and benchmarks that will trigger your commissions and bonuses enabling you to reach your target annual cash compensation will be determined by the Board, based on the SMI Business Plan, a copy of which is attached hereto. Your base salary will be paid twice monthly. The salary for 2004 will be determined by the Board and will not exceed $180,000. Your commissions will be paid, based on your performance, on a regular basis to be determined by the Board.

      Incentive Bonuses - You will be eligible to be considered for an annual incentive bonus. Such bonus (if any) shall be awarded based on objective or subjective criteria established in advance by the Board, and may be in the form of either cash or stock. The determinations of the Board with respect to such bonus shall be final and binding.

      Stock Grant - The Company hereby grants you 450,000 shares of common
stock of the Company, which will vest over a twelve month period (Jan.   Dec.
2004) with one twelfth (1/12) of the total amount of the common stock vesting each month based on the achievement of the revenue and net income projections (the "Projections") set forth in the SMI Business Plan. If the actual revenue and net income is less than the Projections in any given month, the stock vested for that month will be reduced by that pro-rata percentage. If the actual twelve-month revenues and net income equal the Projections, you will receive 100% of the shares, or 450,000 shares of common stock of the Company. (i.e. if the first month is only 50% of the Projections for such month then you will only vest in 50% of the stock for that month, however, if the next month SMI produces 150% of the Projections for such month, you will then vest in the full amount of stock for both the first and second months). At the end of the twelve-month period, you will receive the exact percent of stock SMI has earned based on the exact percent of actual revenue and income achieved for the twelve-month period. If SMI produces 80% of Projections at the end of twelve months, you will receive 80% of the stock of the Company (i.e.360,000 shares).

You will be given a budget of $50,000 per month for at least six months to build and operate SMI. The Company will pursue other funding sources to extend your budget requirements, but at the time of this agreement both parties agree that a total of $300,000 dollars, with equal monthly disbursements, will be allocated to build SMI for the next six months, October thru March 2004. Should the Company experience any unforeseeable budgetary constraints that would necessitate the reduction of your budget by any percentage, than that exact percent reduction in budget will also be applied to the Projections, and will reduce the corresponding revenue and net profit requirements of the Projections, which trigger your earn-out of 450,000 shares of common stock of the Company, referred to above. For example, if your budget is reduced by 50%, and you receive $150,000 for six months, instead of the $300,000 anticipated by this agreement then your revenue and net profit requirements in the Projections would also be cut in half and all of the 450,000 shares would be earned and vested so long as you achieve one half of your Projections.

In connection with the budget set forth above, on the date of execution of this agreement, the Company hereby agrees to wire transfer $175,000 to you (in accordance with your written wire transfer instructions), which shall represent the monthly budget of $50,000 for each of October, November and December plus $25,000 in connection with the establishment of the New York office.

     Stock Options - You will be granted options to purchase an amount of Company Stock to be determined by the Board of Directors of the Company. Such options will be consistent with 2004 options granted to other executives at your level, and adjusted for the profitability of each subsidiary. If SMI provides the largest contribution of net income, than SMI executives will
receive the largest distribution of options.   The options will be subject to
the terms and conditions applicable to options granted, based on performance and overall contribution to the Company's profitability, as described in the Company Stock Option Plan and the applicable stock option agreement. The option will vest over two years. You will vest in 50 percent of the option shares after 12 months of service, and the balance will vest in monthly installments over the next 12 months as will be described in the applicable stock option agreement. In the event of a Change in Control (as defined in the Plan), the vesting of your option shares will accelerate such that 25 percent of your unvested option shares will become vested.

     Vacation and Employee Benefits - During the term of your employment, you will be eligible for paid vacations in accordance with the Company's policy for similarly situated employees. During the term of your employment, you will also be eligible to participate in any employee benefit plans and health plans maintained by the Company for similarly situated employees, subject in each case to the generally applicable terms and conditions of the plan in question to the determinations of any person or committee administering such plan.

     Proprietary Information and Inventions Agreement - Like all Company employees you will be required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement.

     Period of Employment - Your employment will be "at will" employment, allowing either you or the Company to terminate your employment at any time and for any reason, with or without cause; provided that during the first year of employment you shall only be terminated for "cause" (which shall mean gross negligence or willful misconduct). Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term.

     Outside Activities - While you render services to the Company, you will not engage any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company. As part of this employment agreement you will be required to sign the attached Non-Compete Agreement.

     Withholding Taxes - All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

     Entire Agreement - This letter and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

     Amendment and Governing Law - This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The term of this letter agreement and the resolutions of any disputes will be governed by the laws of the State of Utah, without regard to conflict of law principles.

We hope that you find the foregoing terms acceptable.

Please sign below to formally accept this employment agreement and indicate you agreement with all of the terms contained herein. By signing this agreement you accept, agree and are legally bound by all of the terms of the NON-COMPETITION AGREEMENT, which continues on the following page, shown as EXHIBIT A (CONTINUED).

Employee                                  Accepted by IDI Global Inc.

/s/ Karl Akerman                          /s/ Kevin R. Griffith
_____________________________             _____________________________
Karl Akerman                              Kevin R. Griffith
                                          CEO


                       Schedule of Exhibits

Non-competition Agreement
Schedule A - Company Business Activities
Schedule B - Company Customers